                  [T. ROWE PRICE ASSOCIATES, INC. LETTERHEAD]



                                        April 1, 1999


New York Life Insurance and
  Annuity Corporation
51 Madison Avenue
New York, New York 10010



Ladies and Gentlemen:

     This letter sets forth the agreement ("AGREEMENT") between New York Life Insurance and Annuity Corporation ("YOU" or the "COMPANY") and the undersigned ("WE" or "PRICE ASSOCIATES") concerning certain administrative and other services to be provided by you, with respect to the T. Rowe Price Equity Series, Inc. (the "FUND").

     1. THE FUND. The Fund is a Maryland Corporation registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 (the "ACT") as an open-end diversified management investment company. The Fund serves as a funding vehicle for variable annuity contracts and variable life insurance contracts and, as such, sells its shares to insurance companies and their separate accounts. With respect to various provisions of the Act, the SEC requires that owners of variable annuity contracts and variable life insurance contracts be provided with materials and rights afforded to shareholders of a publicly-available SEC-registered mutual fund.

     2. THE COMPANY. The Company is a Delaware insurance company. The Company issues variable annuity and/or variable life insurance contracts (the "CONTRACTS") supported by segregated asset accounts of the Company as set forth on Schedule A hereto as may be amended from time to time (each account individually a "SEPARATE ACCOUNT" and collectively the "SEPARATE ACCOUNTS") which are registered with the SEC as unit investment trusts. The Company has entered into a Participation Agreement (the "PARTICIPATION AGREEMENT") with the Fund and T. Rowe Price Investment Services, Inc., a Maryland Corporation, pursuant to which the Company purchases shares of the Fund for the Separate Account supporting the Company's Contracts.
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T. ROWE PRICE ASSOCIATES, INC.
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New York Life Insurance and Annuity Corporation
April 1, 1999
Page 2


     3. PRICE ASSOCIATES. Price Associates serves as the Fund's investment adviser. Price Associates supervises and assists in the overall management of the Fund's affairs under an Investment Management Agreement with the Fund, subject to the overall authority of the Fund's Board of Directors in accordance with Maryland law. Under the Investment Management Agreement, Price Associates is compensated by the Fund for providing investment advisory and certain administrative services (either directly or through its affiliates).

     4. ADMINISTRATIVE AND OTHER SERVICES. You have agreed to assist us and/or our affiliates, as we may request from time to time, with the provision of administrative and other services to the Fund, as they may relate to the investment in the Fund by the Separate Accounts. It is anticipated that such services may include (but shall not be limited to): the printing and mailing of Fund prospectuses, reports, notices, proxies and proxy statements and other informational materials to holders of the Contracts supported by the Separate Account; the transmission of purchase and redemption requests to the Fund's transfer agent; the maintenance of separate records for each holder of the Contracts reflecting shares purchased and redeemed and share balances; the preparation of various reports for submission to the Fund Directors; the provision of advice and recommendations concerning the operation of the series of the Fund as funding vehicles for the Contracts; the provision of shareholder support services with respect to the Portfolios serving as funding vehicles for the Company's Contracts; telephonic support for holders of Contracts with respect to inquiries about the Fund; and the provision of other services as shall be mutually agreed upon from time to time.

     5. PAYMENT FOR SERVICES. In consideration of the services to be provided by you, we shall pay you on a quarterly basis ("PAYMENTS"), from our assets, including our bona fide profits as investment adviser to the Fund, an amount
equal to        per annum of the average aggregate net asset value of shares of the Funds held by the Separate Accounts under the Participation Agreement as set forth on Schedule A hereto as may be amended from time to time, provided, however, that such Payments shall only be payable for each calendar quarter during which the total dollar value of shares of the Funds purchased pursuant to the Participation Agreement exceeds $25,000,000 at all times during that
quarter. Further, this amount shall be increased to             per annum of the
average aggregate net asset value of shares of the Funds held by the Separate Accounts under the Participation Agreements, provided however, that such increased Payments shall only be payable with respect to the Funds for each calendar quarter during which the aggregate dollar value of shares exceeds $250,000,000 at all times during that quarter. For purposes of computing the Payment to the Company contemplated under this Paragraph 5, the average aggregate net asset value of shares of the Funds held by the Separate Account over a quarterly period

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T. ROWE PRICE ASSOCIATES, INC.
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New York Life Insurance Annuity Corporation
April 1, 1999
Page 3


shall be computed by totaling the Separate Account's aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each business day during the calendar quarter, and dividing by the total number of business days during such quarter. The Payment contemplated by this Paragraph 5 shall be calculated by Price Associates at the end of each calendar quarter and will be paid to the Company within 30 business days thereafter. Payments will be made retroactively to the end of the calendar quarter in which the total dollar value of shares of the Funds held in the Separate Accounts exceeded $25,000,000.

     6. NATURE OF PAYMENTS. The parties to this Agreement recognize and agree that Price Associates' Payments to the Company under this Agreement represent compensation for administrative and other services and do not constitute payment in any manner for investment advisory services; and further, that these payments are not otherwise related to investment advisory or distribution services or expenses, or administrative services which the Company is required to provide to owners of the Contracts pursuant to the terms thereof. You represent that you may legally receive the payments contemplated by this Agreement.

     7. TERM. This Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one-year periods unless either party notifies the other upon 60-days written notice of its intent not to continue this agreement. This Agreement and all obligations hereunder shall terminate automatically upon the redemption of the Company's and the Separate Account's investment in the Fund, or upon termination of the Participation Agreement.

     8. AMENDMENT. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

     9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.
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T. ROWE PRICE ASSOCIATES, INC.
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New York Life Insurance and Annuity Corporation
April 1, 1999
Page 4



          If this Agreement is consistent with your understanding of the matters we discussed concerning your administration services, kindly sign below and return a signed copy to us.


                                        Very truly yours,

                                        T. ROWE PRICE ASSOCIATES, INC.



                                        By: /s/ Darrell N. Braman
                                           ------------------------------------

                                        Name: Darrell N. Braman
                                              ---------------------------------

                                        Title: Vice President
                                               --------------------------------



Acknowledged and Agreed to:

NEW YORK LIFE INSURANCE AND ANNUITY
CORPORATION

By: /s/ Robert D. Rock
   ------------------------------------

Name: Robert D. Rock
      ---------------------------------

Title: Senior Vice President
       --------------------------------

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T. ROWE PRICE ASSOCIATES, INC.
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                                   SCHEDULE A

NAME OF SEPARATE ACCOUNT AND DATE    CONTRACTS FUNDED BY
ESTABLISHED BY BOARD OF DIRECTORS    SEPARATE ACCOUNT             DESIGNATED PORTFOLIO
---------------------------------    -------------------          --------------------
NYLIAC Variable Annuity              New York Life LifeStages     T. Rowe Price Equity Series, Inc.
Separate Account-I                   Flexible Premium Variable    - T. Rowe Price Equity Income
(10-05-92)                           Annuity-I                      Portfolio

NYLIAC Variable Annuity              New York Life LifeStages
Separate Account-II                  Flexible Premium Variable
(10-05-92)                           Annuity-I

                                     New York Life LifeStages
                                     Variable Annuity-I

NYLIAC Variable Annuity              New York Life LifeStages
Separate Account-III                 Variable Annuity
(11-30-94)
                                     New York Life LifeStages
                                     Flexible Premium Variable
                                     Annuity-II

                                     MainStay Plus Variable
                                     Annuity

NYLIAC Variable Universal            Variable Universal Life
Life Separate Account-I
(06-04-93)                           Survivorship Variable Universal
                                     Life

                                     Variable Universal Life 2000

NYLIAC Corporate Sponsored           Corporate Sponsored Variable
Variable Universal Life              Universal Life
Separate Account - I
(05-24-96)